Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Peabody Energy Corporation 2026 Incentive Plan of Peabody Energy Corporation of our reports dated February 19, 2026, with respect to the consolidated financial statements of Peabody Energy Corporation and the effectiveness of internal control over financial reporting of Peabody Energy Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

St. Louis, Missouri
August 7, 2026